Exhibit 4(f)(133)
EIGHTH AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This Eighth Amendment and Consent under the Fourth Amended and Restated Credit Agreement (“Eighth Amendment”) is made as of October 20, 2009 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.	Company, Agent and the Banks entered into that certain Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as amended by the First Amendment dated September 20, 2006, Second Amendment dated January 19, 2007, Third Amendment dated June 14, 2007, Fourth Amendment dated as of January 25, 2008, Fifth Amendment dated July 31, 2008, Sixth Amendment dated as of December 9, 2008, Seventh Amendment dated as of June 15, 2009, and as may be further amended or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.	The Company has requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Eighth Amendment.

NOW, THEREFORE, Company, Agent and the Banks agree:
     1. Section 1 of the Credit Agreement is hereby amended as follows:
(a) The following definition is hereby amended and restated (in its entirety), as follows:
“Borrowing Base Limitation” shall mean, as of any date of determination, an amount equal to (i) eighty percent (80%) of Dealer Loans Receivable, plus (ii) eighty percent (80%) of the Purchased Contract Balance, minus (iii) the Hedging Reserve and minus (iv) the aggregate principal amount outstanding from time to time of any Debt (other than the Indebtedness) secured by any of the Collateral; provided, however, that if, at any time, (a) the advance rates under any Securitization Transaction (other than a Bridge Securitization), as determined under the related Securitization Documents (“Securitization Advance Rates”), are more than ten percentage points, or in the case of the Securitization Advance Rates applicable to the Designated Securitization, sixteen percentage points, lower than the applicable advance rates expressed in clauses (i) or (ii) of this definition

(“Credit Agreement Advance Rates”), or (b) the stated advance rates under any Future Debt set forth in the related Future Debt Documents (“Future Debt Advance Rates”) are lower than the Credit Agreement Advance Rates then, the applicable Credit Agreement Advance Rates shall be deemed to be automatically reduced to the lowest Securitization Advance Rates or Future Debt Advance Rates, as the case may be, then in effect, such reduction to remain in effect so long as the Securitization Advance Rates or Future Debt Advance Rates, as applicable, are lower than the Credit Agreement Advance Rates set forth in this definition. At no time, however, shall the Credit Agreement Advance Rates exceed eighty percent (80%).
(b) The following new definition is hereby inserted in the appropriate alphabetical order:
“Designated Securitization” shall mean a single Permitted Securitization structured as an uninsured multi-tranche term transaction in an aggregate amount not to exceed $100,000,000 in gross securitization proceeds designated by the Company to be the “Designated Securitization” hereunder.
     2. This Eighth Amendment shall become effective according to the terms and as of the date hereof, upon satisfaction by the Company of the following conditions:
(1) Agent shall have received counterpart originals of (i) this Eighth Amendment, duly executed and delivered by the Company and the requisite Banks and (ii) a Reaffirmation of Loan Documents duly executed and delivered by the Guarantors.
(2) Company shall have paid to Agent, for distribution to the Banks a fee equal to $70,000.00.
(3) Agent shall have received from a responsible senior officer of the Company a certification (i) that this Eighth Amendment has been duly authorized, executed and delivered on behalf of the Company, and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Eighth Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Eighth Amendment.
     Agent shall give notice to Company and the Banks of the occurrence of the Eighth Amendment Effective Date.
     3. The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.
     4. Except as specifically set forth above, this Eighth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
     5. Unless otherwise defined to the contrary herein, all capitalized terms used in this Eighth Amendment shall have the meaning set forth in the Credit Agreement.
     6. This Eighth Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.
     7. This Eighth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

          WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent
By:	/s/ Michael P. Stapleton
Michael P. Stapleton
Its: Vice President

CREDIT ACCEPTANCE CORPORATION
By:	/s/ Douglas W. Busk
Douglas W. Busk
Its: Treasurer

BANKS: COMERICA BANK
By:	/s/ Michael P. Stapleton
Michael P. Stapleton
Its: Vice President

BANK OF AMERICA, N.A.
By:	/s/ Neil Hilton
Neil Hilton
Its: Senior Vice President

BANK OF MONTREAL
By:	/s/ Michael S. Cameli
Michael S. Cameli
Its: Director

FIFTH THIRD BANK (Eastern Michigan)
By:	/s/ John Antonczak
John Antonczak
Its: Vice President

RBS CITIZENS, N.A.
By:	/s/ Michael Dolson
Michael Dolson
Its: Senior Vice President